EXHIBIT 99.1



               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -
                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements made by public companies. This safe-harbor protects a company from securities law liability in connection with forward-looking statements if the company complies with the requirements of the safe-harbor. As a public company, the Company has relied and will continue to rely on the protection of the safe harbor in connection with its written and oral forward-looking statements.

     When evaluating the Company's business, you should consider:

     o    all of the information in this quarterly report on Form 10-Q;

     o the risk factors described in the Company's Form 10-K filed with the Securities and Exchange Commission on March 30, 2000; and

     o    the risk factors described below.

                                  RISK FACTORS

     Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither the Company nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements. You should consider the Company's forward-looking statements in light of the following risk factors and other information in this quarterly report. If any of the risks described below occurs, the Company's business, results of operation and financial condition could differ from those projected in its forward-looking statements. The Company is under no duty to update any of its forward-looking statements after the date of the quarterly report. You should not place undue reliance on forward-looking statements.

Risks to the Company related to its current business situation

     The Company is subject to certain risks related to its current business situation. These risks also could cause actual results to differ materially from results projected in any forward-looking statement in this quarterly report.

The Company will need additional financing to support its operations and may be unable to obtain it on commercially reasonable terms, or at all.

     The Company can satisfy its current cash requirements through September 2000 at current minimum levels. Accordingly, the Company must raise substantial additional funds to continue as a going concern and to complete the proposed acquisitions of the Target Companies. There is no assurance that, after such period, the Company will be able to secure financing or that such financing will be obtained on terms favorable to the Company. Failure to obtain adequate financing raises substantial doubt as to the Company's ability to acquire an operating business entity as well as continue as a going concern.

There is uncertainty regarding the Company's ability to continue as a going concern.

     The Company has been in the development stage since its inception. It has had no significant operating revenues to date, has accumulated losses of $2,443,979 and will require additional working capital to sustain current operations and complete any proposed future acquisition. This raises substantial doubt as to the Company's ability to continue as a going concern.


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The Company has abandoned its business  operations,  which makes it difficult to predict its future performance.

     The Company commenced operations in January 1999 and subsequently abandoned its website hosting, e-business services and e-commerce business operations in January 2000. The Company is currently negotiating to acquire operating business entities in both the information technology consulting and software industries (the "Target Companies"). The Company, however, has no historical operating history in these industries upon which an evaluation of its business and prospects can be based. As a result, in view of the rapidly evolving nature of the Company's business situation, the Company believes that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

The Company has a history of losses, expects future losses and may never achieve profitability.

     The Company has not achieved profitability and expects to continue to incur operating losses for the foreseeable future. The Company incurred a net loss of $1,220,672 for the six months ended June 30, 2000. The Company has not had any material revenue in recent years, it has never been profitable and there can be no assurance that, in the future, the Company will be profitable on a quarterly or annual basis. In addition, if the Company plans to acquire the operating business entities, as is proposed, its operating expenses will increase significantly.

The Company is subject to risks as it makes acquisitions and engages in strategic alliances.

     As part of its business strategy, the Company intends to acquire, make investments in, and enter into strategic alliances with as yet unidentified operating  companies.  Any such future  acquisitions,  investments  or strategic alliances would involve risks, such as incorrect assessment of the value, strengths and weaknesses of acquisition and investment opportunities; underestimating the difficulty of integrating the operations and personnel of newly acquired companies; the potential disruption of any ongoing business, including possible diversions of resources and management time; and the threat of impairing relationships with employees and customers as a result of changes in management or ownership.

     There can be no assurance that the Company will be able to successfully overcome these risks. Moreover, the Company cannot be certain that any desired acquisition, investment or strategic alliance can be made in a timely manner or on terms and conditions acceptable to the Company or that the Company will be successful in identifying attractive acquisition candidates. The Company expects that competition for such acquisitions may be significant. The Company may compete with others who have similar acquisition strategies, many of whom may be larger and have greater financial and other resources than the Company.

The Company depends upon key personnel.

     The Company's future operating results are substantially dependent on the continued service and performance of its senior personnel: Damon Poole, the Company's President and Chief Executive Officer, and Patrick McGrath, the
Company's Chief Financial Officer. The Company intends to hire additional executives should it acquire an operating business entity. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key employees or that it will be able to attract or retain highly qualified technical and managerial personnel in the future. The loss of the services of any of the Company's senior management or other key employees or the inability to attract and retain the necessary technical or managerial personnel could have a material adverse effect upon the Company's business, financial condition, operating results and cash flows. The Company does not currently maintain "key man" insurance for any senior management or other key employees.

Directors and Officers are involved in other projects.

     Many of the officers and directors of the Company serve as directors, officers and/or employees of companies other than the Company. For example, Raeanne Steele and Patrick McGrath, the Company's Vice President of Sales and Marketing and Chief Financial Officer, respectively, currently act as independent consultants to other companies. All of the Company's current officers devote, on average, at least 25 hours per week to the Company. While the Company believes that such officers and directors will be devoting adequate time to effectively



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manage the Company, there can be no assurance that such other positions will not negatively impact an officer's or director's duties for the Company.

Risks to the Company related to its proposed acquisition of the Target Companies

     The Company will be subject to certain risks related to the proposed acquisition of the Target Companies. These risks could cause actual results to differ materially from results projected in any forward-looking statement in this quarterly report.

The Target Companies have a limited operating history, which makes it difficult to predict their future performance.

     The Target Companies commenced operations in early 2000. The Target Companies, therefore, have only limited operating histories upon which an evaluation of their business and prospects can be based. In addition, the Company expects changes to occur in the Target Companies should it acquire them, as is proposed, as an operating business entities. As a result, in view of the evolving nature of the Target Companies' business and limited operating histories, the Company believes that period-to-period comparisons of the Target Companies' financial results are not necessarily meaningful and should not be relied upon as an indication of the Target Companies' future performance.

The Target Companies depend upon key personnel.

     The Target Companies are currently dependent upon their senior management, board of directors, alliances and consultants, the loss of any of which may significantly affect their performance and their ability to carry out the continued successful development and commercialization of their products and services. Any failure to retain management, directors and consultants or to attract and retain additional key employees with necessary skills could have a material adverse impact upon the Target Companies and, therefore, the Company's growth and profitability. Following the acquisition of the Target Companies, the Company will be required to recruit additional personnel, expand its direct sales force, expand its customer support functions and train, motivate and manage its employees. Competition for qualified personnel is intense and expected to increase. There can be no assurance that the Company will be able to recruit the personnel required to execute its programs or to manage these changes successfully.

The Target Companies rely on key third-party relationship to conduct their business.

     The Target Companies rely on key third-party relationships. These third parties are not within the control of the Target Companies, and may not be obligated to maintain these relationships with the Target Companies upon the Company acquiring them. The loss of these third-party relationships could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

The information technology consulting and software industries must continue to grow and customers must continue to utilize the Company's products and services.

     The overall markets for information technology consulting and software have experienced significant growth in recent years. There can be no assurance that the market for the Target Companies' existing or proposed products or services will continue to grow, that companies within the industry will utilize their products or services, or that following the acquisition of the Target Companies by the Company that it will be successful in independently establishing markets for their products or services. If the various markets in which the Company's products or services will compete fail to grow, or grow more slowly than the Company currently anticipates, or if the Company is unable to establish product markets for its new products or services, the Company's business, results of operation and financial condition would be materially adversely affected.

Substantial competition exists in the information technology consulting and software markets.

     Substantial competition exists in the information technology consulting and software markets. Additional competitors with greater financial, technical and marketing resources than the Company may enter these markets and competition may intensify. Current or future competitors may develop products or services that are superior to



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the Company's  products and services or achieve greater market acceptance due to pricing, sales channels or other factors, which could have a material adverse effect on the Company's business, financial condition, operating results and cash flows.

New technologies must be integrated into the Company's products and services if they are to remain competitive.

     The information technology consulting and software markets are characterized by rapidly changing technology and evolving industry standards. Therefore, it is difficult to predict the rate at which the markets for the Company's products or services will grow, if at all, should it acquire the Target Companies and enter the information technology and software markets. If these markets fail to grow, or grow more slowly than anticipated, the Company's business, financial condition and results of operations would be materially adversely affected. Even if the markets do grow, there can be no assurance that the Company's products or services would achieve commercial success. The Company may find itself competing in markets against other companies with much greater financial, marketing and other resources. Such competitors may be able to institute and sustain price wars, or imitate the features of the Company's products or services, reducing prices and the Company's revenues and the Target Companies' current share of these markets.

The Company's products and services must continually be improved if they are to remain competitive.

     Following the acquisition, the Company will be at risk if it is unable to continually upgrade and improve the Target Companies' products and services and develop new products and services. These industries are characterized by a constant flow of new or improved products and services, which quickly render existing products and services obsolete. The Company's competitors may develop technically superior and comparably priced products or services, which would have a material, adverse effect on the Company's prospects.

The Company must seek to protect the Target Companies' intellectual property.

     The Company considers the intellectual property of the Target Companies to be of value and important to their business. At this time, the Company is unaware whether the Target Companies rely on copyright, trademark and trade secret laws, non-disclosure agreements or other contractual provisions to establish and maintain their intellectual property rights. The Company is also unaware whether the Target Companies have any patents or patent applications pending. Despite the Target Companies' efforts to protect their proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Target Companies regard as proprietary. There can be no assurance that the steps taken by the Target Companies to protect their proprietary information will prevent misappropriation of such information. The cost of litigation necessary to enforce the Target Companies proprietary rights may be prohibitive. Such steps may not preclude competitors from developing confusingly similar brand names or promotional materials or developing products and services similar to those of the Target Companies.

     Although the Company believes that the Target Companies have the right to use all of the intellectual property incorporated in their products, third parties may claim that the Target Companies products violate their proprietary rights, including copyrights and patents. If any such claims are made and found to be valid, the Company may have to reengineer the Target Companies products or obtain licenses from third parties to continue offering their products. Any efforts to reengineer their products or obtain licenses from third parties may not be successful and could substantially increase the Company's costs and have a material adverse effect on the business, financial condition and results of operations of the Company.